Exhibit 10.3

www.comtechtel.com
68 South Service Road s Melville, New York 11747 Telephone (631) 962-7000 s Fax (631) 962-7001

January 12, 2015

Robert G. Rouse
c/o Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, New York 11747

Re: Retention Agreement

Dear Rob:

This letter agreement (this “Agreement”) confirms and sets forth the terms of your change of employment position with Comtech Telecommunications Corp. (the “Company”) from Senior Vice President, Strategy and M&A to Senior Advisor, and your continued employment from January 12, 2015 (the “Effective Date”) until August 14, 2015 (such date the “Retention Date,” and such period the “Retention Period”).
1.Position Change. During the Retention Period, you will remain a full-time employee of the Company, but serve as Senior Advisor, reporting to, and under the direction of, the Chief Executive Officer of the Company.
2.Retention Period. You agree that during the Retention Period, you will continue to devote your full business time and attention and your best efforts to the performance of your duties and responsibilities for the Company. Except as expressly modified by this agreement, the general terms and conditions of your full-time employment with the Company immediately prior to the Retention Period will continue during the Retention Period. Notwithstanding the foregoing, the Company may only terminate your employment during the Retention Period for Cause (within the meaning of the agreement between you and the Company dated August 4, 2014 (the “Change-in-Control Agreement”)). For the avoidance of doubt, during the Retention Period:
a.The Company will continue to pay you through its normal payroll practices an annual base salary equal to $360,000;
b.You will continue to be eligible to earn a 2015 Annual Incentive Under the 2000 Stock Incentive Plan (a “Non-Equity Incentive Award”) in accordance with your previously signed goal sheet that was approved by the Company on September 23, 2014, provided that, if you remain employed by the Company for the entire Retention Period, you will be deemed to have met your personal goals for purposes of calculating the percentage of the target Non-Equity Incentive Award. In addition, you do not need to be employed on the Non-Equity Incentive Award Determination Date and any earned Non-Equity Incentive Award will be payable to you irrespective of your termination of employment on the Retention Date provided further, that payment of any such Non-

Equity Incentive Award is contingent on your execution of a fully effective and irrevocable release of claims against the Company and all affiliated parties in a form substantially consistent with the form of release appended to the Change-in-Control Agreement (a “Release”) by no later than sixty (60) days following the Retention Date. In addition, the Company agrees that provided you do not voluntarily terminate your employment prior to the end of the Retention Period, the Company will not seek to recoup any portion of your previously paid fiscal 2014 Annual Incentive under the 2000 Stock Incentive Award (“the Fiscal 2014 Year Non-Equity Incentive Award) solely as a result of your termination of employment on the Retention Date;
c.Your unvested equity awards under the Comtech Telecommunications Corp. 2000 Stock Incentive Plan (the “Equity Plan”) will continue to vest in accordance with the terms of the Equity Plan and any applicable award agreements; and
d.You will continue to participate, to the extent eligible, in the Company’s employee benefit plans, practices, and policies generally provided by the Company to senior executive officers, subject to the provisions of such plans, practices, and policies.
3.Termination of Employment.
a.If you have remained continuously employed by the Company during the Retention Period, your employment will automatically terminate on the Retention Date and you will automatically, and without any other action, resign from any position you then hold as a director, officer, or employee of the Company or its affiliates. You hereby agree to execute any documents reasonably requested by the Company to further evidence such resignation (“Resignations”).
b.You hereby acknowledge and agree that the termination of your employment on the Retention Date pursuant to and in accordance with this Agreement will be a termination by mutual agreement of you and the Company and for purposes of the Equity Plan, a voluntary termination. Accordingly, except as otherwise provided herein, you will not be entitled to receive any severance payments or benefits in connection with the termination of your employment on the Retention Date, other than payment of any accrued and unpaid base salary within 30 days of the date of termination; any earned but unpaid fiscal 2015 Non-Equity Incentive Award; any benefits that you have accrued pursuant to any applicable benefit plans, practices, policies and programs provided by the Company, payable in accordance with the terms of such plans, practices, policies and programs; and unreimbursed business-related expenses, in accordance with Company policy within 30 days of the date of termination (the “Accrued Rights”).
c.You hereby further acknowledge and agree that, except as otherwise provided in this Agreement, the Retention Date is the date of termination of your employment with the Company for purposes of participation in and coverage under the employee benefit plans and programs maintained by the Company, and that as of the Retention Date you will only be entitled to receive from the Company (i) the Accrued Rights and (ii) the Retention Payment, as defined in Paragraph 4 of this Agreement. As required by law or regulation, you will be eligible to participate in the Company’s medical, dental and vision plans through COBRA after you are no longer employed by the Company.
4.Retention Payment. Subject to Paragraph 6 of this Agreement, following the termination of your employment pursuant to Paragraph 3 of this Agreement and your prior execution and delivery to the Company of Resignations (if requested by the Company), and your execution of a Release by no later than sixty (60) days following the Retention Date, the Company will pay to you a cash lump sum in the amount of $150,000, less any amount required to be withheld for any federal, state, local or other taxes pursuant to applicable laws or regulations (the “Retention Payment”). For the avoidance of doubt, you will not receive the Retention Payment if (i) you die before the Retention Date, (ii) you voluntarily resign your employment (which may only occur with 60 days’ prior written notice, unless the notice period is waived by the Company), or (iii) the Company terminates your employment for Cause (as that term is defined in the Change-in-Control Agreement).
5.Effect on Other Agreements and Policies. Except as specifically provided or modified in this Agreement, your participation under (i) the Change-in-Control Agreement, (ii) the indemnification agreement between you and the Company dated February 9, 2011, (iii) any award agreements under the Equity Plan, and (iv) any Company recoupment policies with respect to your equity or annual non-equity incentive awards shall continue in full force and effect during the Retention Period under the terms and conditions set forth therein as in effect on the Effective Date and shall not terminate or be amended unless terminated or amended with your written consent.
6.Effect of Change-in-Control Termination. Notwithstanding anything in this Agreement to the contrary, if during the Retention Period you become eligible to receive payments and benefits under the Change-in-Control Agreement, you will not receive the Retention Payment.
7.Miscellaneous. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except as expressly set forth herein. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. No modifications of this Agreement will be valid unless made in writing and signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
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Please confirm your agreement with the foregoing by signing and returning a copy of this Agreement to the undersigned.
Very truly yours,
COMTECH TELECOMMUNICATIONS CORP.
By: /s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: Senior Vice President and CFO

Agreed to and accepted by:

By: /s/ Robert G. Rouse
Robert G. Rouse

Date: January 12, 2015

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